Exhibit  23.2
Statement  of  Company  Concerning  Consent  of  Arthur  Andersen  LLP
Prior to 2002, Arthur Andersen LLP was our independent accountants. As a result of the 2002 closing of the applicable Arthur Andersen LLP offices, we were unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this Form 10-K with respect to our financial statements as of December 31, 2001, and for the fiscal year ended December 31, 2001. We have dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), to file their consent in reliance on Rule 437(a) promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Form 10-K, a person who purchases the Company's securities in reliance upon such report may be unable to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference or any omissions to state a material fact required to be stated therein.